Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
		Mark L. Yoseloff, Chairman and CEO
Tom Ryan/Don Duffy		Paul C. Meyer, President and COO
Investor Relations Advisors		Gerald W. Koslow, Sr. V.P. and CFO
ph:	203.222.9013	ph:	702.897.7150
fax:	203.222.9372	fax:	702.270.5161

SHUFFLE MASTER, INC. REPORTS FIRST FISCAL QUARTER RESULTS

Earnings per diluted share from continuing operations increase 30% to $0.26

Earnings per diluted share for quarter were $0.34 versus $0.19 last year

LAS VEGAS . . .Thursday, February 26, 2004 .. . . Shuffle Master, Inc. (NASDAQ National Market:  SHFL) today announced results for the Company’s fiscal 2004 first quarter.

Fiscal 2004 First Quarter Results

For the first quarter ended January 31, 2004, the Company reported revenue of $15.6 million, compared to $11.9 million for the same quarter a year ago, an increase of 31%.  Net income for the quarter was $5.9 million, or $0.34 per diluted share, compared to $3.3 million, or $0.19 per diluted share for the first quarter of fiscal 2003.

Earnings per diluted share from continuing operations for the quarter increased by 30% to $0.26, compared to $0.20 a year ago.  This calculation excludes a gain of $0.09 per diluted share from the sale of slot assets in January 2004 and a loss of $0.01 per diluted share from discontinued slot operations for this quarter.

Mark L. Yoseloff, Chairman and Chief Executive Officer, commented, “This was another outstanding quarter for Shuffle Master.  Our Utility Products segment, which includes shuffler sales and leases, experienced a 26% increase in revenue while our Entertainment Products segment, which includes table game royalties and sales, showed 36% top line growth.

Over the coming months, we look forward to broadening each of these categories with new products and through the integration of our recent acquisitions.  In terms of products, we expect to introduce the MD-2™, our third generation shuffler and our re-engineered Table Master™ products in the current fiscal year.  As a result of recent acquisitions, we will be adding proprietary table games and new utility products to our portfolio, as assets acquired from BET Technology, Inc. and Casinos Austria’s CARD subsidiary are welcomed into our fold.”

Recent Events and Current Outlook

In December 2003, the Company announced its intention to discontinue its slot products operations, based on its determination that this product line was no longer a fit with the Company’s core business strategy of providing utility and entertainment products and services for the table game area of casinos.  The Company has implemented this strategy and divested substantially all of its slot assets through the following transactions:

In January 2004, Shuffle Master sold its strategic alliance slot operations and related inventory to International Game Technology (NYSE-IGT).  Also in January, the Company sold other slot-related assets, in the form of rights, copyrights and intellectual property associated with its proprietary operating system, to IGT. Combined, these two transactions generated a net gain of $1.6 million after tax, or $0.09 per diluted share.

On February 24, 2004, Shuffle Master purchased certain assets of BET Technology, Inc. (“BET”), a privately held corporation located in Gardnerville, NV. The Company purchased the underlying patents and trademarks for several proprietary table games, including Fortune Pai Gow®, Casino War® and Royal Match 21™.  This asset acquisition adds over 1,100 tables to the Company’s installed base of proprietary table games.

On February 25, 2004, Shuffle Master announced it signed a letter of intent to purchase Casinos Austria Research and Development (“CARD”), a wholly owned subsidiary of Casinos Austria AG, subject to due diligence and board of directors and regulatory approvals.  Located in Vienna, Austria, CARD develops, manufactures and supplies innovative casino products, including the One2SixTM shuffler, throughout the world.

Both acquisitions are anticipated to be immediately accretive to earnings.  Additions to earnings in this fiscal year are uncertain, depending on the actual closing date of the CARD acquisition and the integration of the BET products.  However, in fiscal 2005, we anticipate that the combined contribution to revenue will exceed $10 million and that they will add at least 10 to 15 percent in additional earnings.

In addition to the above transactions, the Company announced on February 13, 2004, that Paul C. Meyer was promoted to Chief Operating Officer, adding to his duties as President.  On February 23, 2004, the Company also announced that Mark L. Yoseloff, CEO and Chairman of the Board, had agreed to his employment contract through fiscal 2007.

Yoseloff added, “Our slot asset sales and Paul Meyer’s increased operating role have positioned Shuffle Master to refocus on broadening our market potential.  We not only have the most robust pipeline of new products in the Company’s history, but the two acquisitions are immediately accretive and provide us exciting intellectual property and international presence.”

Given the Company’s first quarter performance, its new products, and its recent acquisitions, management continues to forecast growth in earnings from continuing operations per diluted share in excess of 20% over fiscal 2003.

The Company accomplished the following in the first quarter of fiscal 2004:

•              Delivered gross margin of 81%, operating margin of 43%, net income margin from continuing operations of 28% and return on average equity of 39%.

•              Surpassed 1,000 Three Card Poker® unit placements.

•              Generated EBITDA from continued operations of $7.7 million, or 49% of total revenue, and free cash flow of $1.6 million (See supplemental information for reconciliation of these non-GAAP financial measures).

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with Utility Products, including automatic card shufflers, to improve their productivity and security, and Entertainment Products, including proprietary table games and Table Master™ games to expand their gaming entertainment content.  The Company is included in the S&P SmallCap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s beliefs as well as on assumptions made by and information available to management.  The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements.  Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations.  Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:  changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology vendors; current and/or future litigation or claims; acquisitions or divestitures by the Company or its competitors of various product lines or businesses; changes to the Company’s intellectual property portfolio, such as loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; and the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally.  Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.

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Shuffle Master, Inc. will hold a conference call on February 26, 2004 at 2:00 PM Pacific time to discuss the results of operations for the first quarter ended January 31, 2004.  The dial-in number for the call is (973) 935-8507; request the “Shuffle Master’s First Quarter Fiscal 2004 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Beginning approximately two hours after the call and through March 4, 2004, a playback can be heard 24-hours a day by dialing (973) 341-3080; pin number is 4477502.

- financial highlights follow -

SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended January 31,
	2004	2003

Revenue:
Utility products leases	$4,597	$4,223
Utility products sales and service	3,568	2,244
Entertainment products leases and royalties	5,139	5,163
Entertainment products sales and service	2,281	291
Other	24	6
Total revenue	15,609	11,927

Costs and expenses:
Cost of leases and royalties	1,702	1,650
Cost of sales and service	1,296	802
Selling, general and administrative	4,781	3,410
Research and development	1,160	714
Total costs and expenses	8,939	6,576

Income from operations	6,670	5,351
Interest income, net	115	59
Income from continuing operations before tax	6,785	5,410
Provision for income taxes	2,375	1,950
Income from continuing operations	4,410	3,460
Discontinued operations, net of tax	1,444	(143)
Net Income	$5,854	$3,317

Basic earnings per share:
Continuing operations	$0.27	$0.20
Discontinued operations	0.08	(0.01)
Net income	$0.35	$0.19

Diluted earnings per share:
Continuing operations	$0.26	$0.20
Discontinued operations	0.08	(0.01)
Net income	$0.34	$0.19

Weighted average shares outstanding:
Basic	16,533	17,129
Diluted	17,107	17,547

SHUFFLE MASTER, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	January 31, 2004	October 31, 2003

ASSETS

Current assets:
Cash and cash equivalents	$15,285	$2,674
Investments	4,095	7,751
Accounts receivable, net	6,874	10,007
Notes receivable	—	648
Investment in sales-type leases, net	2,311	2,075
Inventories	5,945	7,365
Prepaid income taxes	7,749	5,659
Deferred income taxes	684	833
Other current assets	779	242
Total current assets	43,722	37,254
Investment in sales-type leases, net	3,444	3,314
Products leased and held for lease, net	4,458	5,777
Property and equipment, net	1,613	2,047
Intangible assets, net	4,409	5,482
Goodwill, net	3,664	3,664
Non-current deferred income taxes	190	1,551
Other assets	2,370	329
Total assets	$63,870	$59,418

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,557	$5,477
Accrued liabilities	2,952	3,368
Customer deposits and unearned revenue	2,316	2,425
Current portion of long-term obligations	175	175
Total current liabilities	8,000	11,445
Long-term obligations	250	250

Contingencies

Shareholders’ equity:
Preferred stock, no par value; 225 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 67,500 shares authorized; 16,588 and 16,477 shares issued and outstanding	166	165
Additional paid-in capital	2,042	—
Retained earnings	53,412	47,558
Total shareholders’ equity	55,620	47,723
Total liabilities and shareholders’ equity	$63,870	$59,418

SHUFFLE MASTER, INC.

SUPPLEMENTAL INFORMATION

(Unaudited, Dollars in Thousands)

	Three Months Ended January 31,
	2004	2003

UNIT DATA
Shuffler Units:
Leased (end of period)	3,692	3,320
Sold (during period)	288	186
Installed Base (a)	11,480	9,717

Table Games Installed Base (a) (end of period):
Three Card Poker ®	1,033	877
Let It Ride®	637	664
Other	136	37
	1,806	1,578

FINANCIAL DATA

Cash flows from operating activities	$2,209	$5,649
Depreciation and amortization	1,605	2,000
Payments for products leased and held for lease	647	690
Purchases of property and equipment	128	194
Purchases of intangible assets	320	352

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:
Cash flows from operating activities	$2,209	$5,649
Payments for products leased and held for lease	(647)	(690)
Free cash flow (b)	$1,562	$4,959

Reconciliation of Income from Continuing Operations to EBITDA:
Income from continuing operations	$4,410	$3,460
Interest income, net	(115)	(59)
Provision for income taxes	2,375	1,950
Depreciation and amortization	999	932
EBITDA from continuing operations (c)	$7,669	$6,283

(a)          Installed Base is the sum of product units under lease or license agreements and inception-to-date sold units.  Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products.  Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models.  Accordingly, the Company does not know precisely the number of units currently in use.

(b)         Free Cash Flow (defined as cash flow provided by operating activities less payments for products leased and held for lease) is not a financial measure calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flows from operating activities as a liquidity measure.  Free Cash Flow is presented solely as a supplemental disclosure because management believes it is a useful liquidity measure and widely used within its industry.  Free Cash Flow is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

(c)          EBITDA (defined as income from continuing operations before net interest income, provision for income taxes, and depreciation and amortization) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure.  EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry.  EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.